EXHIBIT 5.1

July 17, 2014

Uranerz Energy Corporation
1701 East “E” Street, PO Box 50850
Casper, Wyoming 82605-0850

Attention:	Mr. Glenn Catchpole, CEO

Dear Sirs:

Re:	Uranerz Energy Corporation

We have acted as special counsel to Uranerz Energy Corporation, a Nevada corporation (the “Company”), in connection with the public offering by the Company (the “Offering”) of up to 9,600,000 units (the “Units”) at a price of $1.25 per Unit.  Each Unit will be comprised of one share (each a “Share”) of common stock, par value $0.001 per share (“Common Stock”) and one-half of one share purchase warrant (each a “Warrant”).  Each Warrant will entitle the holder to purchase one additional share of Common Stock (each a “Warrant Share”) at a price of $1.60 per share for a period of 30 months from the closing date of the Offering (the “Offering”).  The Units are being offered pursuant to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement was declared effective by the SEC on July 14, 2014.

The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Offered Securities”.  All dollar amounts in this letter refer to U.S. dollars.

Participation

We have participated in the preparation of the following in connection with the Offering, each of which documents we have reviewed in delivering our opinions set forth herein:

•	the Registration Statement,

•	the base prospectus filed with the SEC under Rule 424(b) of the Act on July 14, 2014 (the “Base Prospectus”),

•	the preliminary prospectus supplement filed with the SEC under Rule 424(b) on July 16, 2014 (the “Preliminary Prospectus Supplement”),

•	the final prospectus supplement filed with the SEC under Rule 424(b) on July 18, 2014 (the “Final Prospectus Supplement”),

•
the agency agreement dated July 17, 2014 entered into among the Company and Haywood Securities Inc., Cantor Fitzgerald Canada Corporation, H.C. Wainright Co., LLC and Laurentian Bank Securities Inc., as agents (the “Agents”), and

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July 17, 2014 Page 2

•	a draft warrant indenture to be entered into between the Company and Corporate Stock Transfer, Inc. (the “Warrant Agent”) as agent for the Warrants (the “Warrant Indenture”).

The Base Prospectus and the Final Prospectus Supplement are together referred to herein as the “Prospectus”.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Offering.  No opinion is expressed as to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than the opinions expressly set forth herein relating to the Units, the Shares, the Warrants and the Warrant Shares.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

•
the Company’s Amended and Restated Articles of Incorporation as currently in effect, including the Certificate of Amendment filed on August 8, 2011 with the Nevada Secretary of State (the “Articles of Incorporation”),

•	the Company’s Amended and Restated Bylaws (as amended and restated, the “Bylaws”),

•	a Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated July 17, 2014,

•
the Company’s existing shareholder rights plan agreement between the Company and Corporate Stock Transfer, Inc., as rights agent (the “Rights Agent”) governing the rights to purchase shares of the Company’s common stock issued by the Company in respect of its outstanding shares of common stock (the “Rights”) effective August 25, 2010 (the “Rights Agreement”),

•
certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering and the Agency Agreement, and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above.  In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

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•
all Offered Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and, if applicable, the Warrant Prospectus Supplement (as defined below),

•	a prospectus supplement relating to the issuance of the Warrant Shares will be filed by the Company with the SEC immediately prior to the closing of the Offering (the “Warrant Prospectus Supplement”),

•
the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof,

•
at the time of the issuance of any Warrant Shares issuable upon exercise of the Warrants, there will be sufficient shares of Common Stock authorized and unissued under the Company’s then operative Articles of Incorporation and not otherwise reserved for issuance,

•
the Warrant Indenture will be duly authorized, executed and delivered by the Warrant Agent and the Company and will be enforceable in accordance with its terms and any Warrants that may be issued in connection with the Offering will be manually signed by duly authorized officers of the Company and will be counter-signed by duly authorized officers of the Warrant Agent,

•	any Rights associated with the Shares and the Warrant Shares will be issued under the Rights Agreement,

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company, and

•
each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

•	the legal capacity of all natural persons,

•	genuineness of all signatures on documents examined by us,

•	the authenticity of all documents submitted to us as originals,

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

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The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Warrant Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering.  We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Our opinion below concerning the Rights associated with the Shares and the Warrant Shares is qualified as follows:

•
our opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time,

•
our opinion assumes that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting and taking any action under any the Rights Agreement, and

•	our opinion below addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Units have been duly authorized by all necessary corporate action on the part of the Company and upon issuance of the Shares and the Warrants comprising the Units in the manner contemplated by the Agency Agreement, the Warrant Indenture and the Prospectus:

•	the Shares will be duly authorized, validly issued, fully paid and non-assessable,

•	the Warrants will constitute valid and binding obligations of the Company,

•
upon exercise of the Warrants in accordance with the terms thereof and the Warrant Indenture, which exercise will include payment of the required exercise price, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and

•	the Rights associated with the Shares and, upon issuance pursuant to exercise of the Warrants in accordance with the terms thereof and the Warrant Indenture, the Warrant Shares will constitute

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valid and binding obligations of the Company.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP

McMillan LLP